UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):      February 5, 2008
ART TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26679 (Commission File Number)	04-3141918 (IRS Employer Identification No.)

One Main Street, Cambridge, Massachusetts (Address of Principal Executive Offices)	02142 (Zip Code)
Registrant’s telephone number, including area code:      (617) 386-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 2.01   Acquisition or Disposition of Assets
     On February 5, 2008, we completed our previously announced acquisition of eShopperTools.com, Inc. (also known as CleverSet). The acquisition was made pursuant to an agreement and plan of merger dated January 22, 2008 among us, CleverSet, our wholly-owned subsidiary Einstein Acquisition Corp., certain stockholders of CleverSet and Scott Anderson, as stockholder representative. The terms of the merger agreement were the result of arm’s-length negotiations with CleverSet. As a result of the merger, CleverSet became our wholly-owned subsidiary.
     CleverSet is a technology leader in the rapidly growing field of automated personalization engines, used to optimize e-commerce experiences by presenting visitors with relevant recommendations and information. CleverSet’s next-generation technology has been shown to significantly lift e-commerce revenue by increasing conversion rates and order size. CleverSet’s automated personalization and recommendations engine is applicable across a wide-range of industries like retail, manufacturing, telecommunications, financial services, travel and hospitality and more.
     We acquired CleverSet for approximately $9.1 million in cash, after deducting the net exercise price of the employee options. The merger consideration is subject to adjustment based on CleverSet’s working capital as of closing, which has not yet been determined.
Item 9.01   Financial Statements and Exhibits.
     (a)   Financial Statements of Businesses Acquired.
     We intend to file by amendment the required historical financial statements for CleverSet not later than 71 calendar days after the date that this Form 8-K must be filed.
     (b)   Pro Forma Financial Information.
     We intend to file by amendment the required pro forma financial statements reflecting the acquisition of CleverSet not later than 71 calendar days after the date that this Form 8-K must be filed.
     (d) Exhibits.

Number	Title

2.1	Agreement and Plan of Merger dated January 19, 2008 by and among Art Technology Group, Inc., Einstein Acquisition Corp., eShopperTools.com, Inc., Scott Anderson, as stockholder representative, and the principal stockholders identified on Schedule I thereto (incorporated by reference to Exhibit 10.1 to our current report on form 8-K filed on January 25, 2008).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.
Date: February 11, 2008	By:	/s/ Julie M.B. Bradley
Julie M.B. Bradley
Senior Vice President and Chief Financial Officer